Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-71788 and No. 33-80306) of Titan International, Inc. of our report dated February 25, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information discussed in Note 31 which is as of November 2, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
St. Louis, MO
November 2, 2010